Press Release	Source: Geocom Resources Inc.

Geocom Announces Agreement With Goldmark Minerals Ltd.
Tuesday November 20, 8:30 am ET

BELLINGHAM, WA--(MARKET WIRE)--Nov 20, 2007 -- Geocom Resources Inc. (OTC BB:GOCME.OB - News) ("Geocom" or "The Company") is pleased to announce that the Company has entered into a comprehensive agreement with Goldmark Minerals Ltd. ("Goldmark"), a TSX Venture listed mineral exploration firm. Geocom has agreed to sell its equity interest in the Iliamna Project in Alaska, subject to a right to acquire any diluted interest of BHP-Billiton, plus a 49% interest in its Marcelita-Santa Rosa project near Copiapo, Chile.

Goldmark has acquired these properties for a total consideration of $200,000 US payable once the title opinion has been received. John Hiner, president of Geocom Resources, has agreed to be the project manager and consultant for the projects in Alaska and Chile.

Management is pleased to develop this relationship as an important step to accelerating its exploration efforts, and as a means of streamlining its move to a Toronto Venture Exchange listing. The agreement meets the Company's philosophy of developing strategic partnerships for future exploration and financing.

The agreement with Goldmark allows for the exploration and development to drill-ready stage of the Marcelita-Santa Rosa project, which has languished as the Company has concentrated on its high-priority south Chile program.

Additionally, the agreement gives Geocom a strategic relationship with a TSX Venture listed firm and provides funding without shareholder dilution as the Company positions itself to make application to the Toronto Venture Exchange for its own listing. It also provides immediate cash to proceed with the south Chile reconnaissance and project evaluation, Geocom's joint venture with Kinross.

The Company also granted a first right of refusal, at Geocom's election, to Goldmark to fund 50% of the ongoing south Chile program, which provides the ability to fund exploration and development without undue shareholder dilution.

For further information please contact Samantha Haynes at 604.805.4653 or via e-mail at
mailto:ir@geocom-resources.comir@geocom-resources.com.

On behalf of the Board of Directors

John E. Hiner, President & CEO

About Geocom Resources Inc.

Geocom Resources Inc. (OTC BB:GOCME.OB - News) is a U.S.-based mineral exploration company focused on acquiring and developing mineral resources in geologically acceptable and politically stable countries of the world. The Company is presently active in Alaska, Argentina, Nevada, and Chile. The Company focuses on development of projects that are or will be of interest to mid-size or major producers with the goal to form joint ventures on such projects. Geocom expects to grow and maintain an interest in mines operated by its partners, allowing it to build value through continued exploration. To find out more about Geocom Resources Inc. please visit www.geocom-resources.com.

Safe Harbor Statement:

Statements in this document that are not purely historical are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this release include statements regarding the terms of the Agreement with Goldmark for the purchase and sale of Geocom's interest in the Iliamna Project and a 49% interest in the Marcelita-Santa Rosa Project, and the Company's intended future application for a TSX Venture Exchange Listing. Factors that could cause actual results to differ materially include risks and uncertainties of Goldmark or Geocom being unable or unwilling to complete the Agreement financial or other reasons, and Geocom failing to proceed with a TSX Venture Exchange listing, for financial or other reasons, or an application for such listing being rejected.

Distributed by Filing Services Canada and retransmitted by Marketwire

Contact:
           For further information please contact:
           Samantha Haynes
           604.805.4653
           Email Contact

           GEOCOM RESOURCES INC.
           (the "Company" and/or "Geocom")
            Suite 413 - 114 West Magnolia Street
            Bellingham, Washington 98225
            Tel (360) 392-2898

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Source: Geocom Resources Inc.